Exhibit 10.2

MOJO ORGANICS, INC.
ADVISOR AGREEMENT

This ADVISOR AGREEMENT (this "Agreement") is made and entered into as of November 28, 2012 (the "Effective Date") by and between MOJO ORGANICS, INC., a Delaware corporation (the "Company"), and OMNIVIEW CAPITAL ADVISORS ("Advisor"). Each of the Company and Advisor is sometimes referred to herein as a "Party" and collectively, the "Parties."

1.            Advisor's Duties. The Company hereby engages the Advisor to advise the Company on the matters attached hereto as Exhibit A. Additionally, Advisor agrees to serve as a member of the Board of Directors of the Company if requested by the Company provided the Company has obtained director and officer liability insurance in an amount mutually agreed upon between the Parties.

2.            Reasonable Time and Effort Required. From time to time during the engagement hereunder, Advisor shall devote such time, interest, and effort to the performance of this Agreement as may be fair and reasonable in light of the advice required by the Company and the other work load of Advisor in his full-time employment pursuits outside of service to the Company.

3.            Place of Engagement. From time to time during the engagement hereunder, Advisor shall perform the services required at locations to be determined, if possible. The Advisor acknowledges that the Company may from time to time require Advisor to travel temporarily to various locations on the Company's business within reasonable limits.

4.            Salary. Advisor shall receive no compensation for his efforts in the form of cash salary.

5.            Restricted Stock. As compensation for his efforts and advice during the engagement hereunder, Advisor shall receive an aggregate of 5,000,000 shares of restricted stock of the Company, which shares shall be delivered by the Company (i) 50% upon execution of this Agreement, and (ii) 50% upon the six (6) month anniversary of the date hereof (collectively, the "Shares").

6.            Limitations on Authority. Advisor hereby acknowledges and agrees that Advisor is acting in an advisory capacity only, and has no authority to make representations, warranties or the like, concerning or on behalf of the Company or bind the Company in any manner.

7.            Term; Termination. This Agreement shall remain in effect for a period of one (1) year, which term may be extended upon mutual agreement by the parties. Either Party shall have the right to terminate this Agreement: (i) at will, for any reason, upon thirty (30) days' prior written notice to the other Party; or (ii) immediately without further notice upon a material breach hereof by the other Party and failure to cure such breach within ten (10) days of notice of same; provided, however, that the termination of this Agreement by the Company pursuant to subsection 7(i) hereof shall not relieve the Company of its obligation to deliver the Shares to the Advisor pursuant to Section 5 above.

8.            Inventions Assignment and Confidential Information. The Parties acknowledge that Advisor may from time to time create intellectual property in his capacity as an advisor to the Company and as such Advisor agrees that such work product is created as a "work for hire", is the property of the Company, and Advisor hereby assigns all rights in and to such work product to the Company as part of services to the Company. The Parties further acknowledge and agree that during Advisor's performance of services, Advisor may be exposed to information relating to the Company that is not generally known by third parties, including without limitation information regarding the Company's business, finances, customers, employees, technology, operations, products, and plans, whether or not designated by the Company as being proprietary or confidential (collectively, "Confidential Information"). The Company shall retain full ownership of all Confidential Information, and nothing herein shall be construed as a license, transfer, or assignment of any Confidential Information to Advisor. Advisor shall use Confidential Information solely as may be strictly necessary to further Advisor's performance of services and for no other purposes whatsoever. Advisor shall maintain the confidentiality and proprietary nature of Confidential Information using a degree of care at least as high as that degree used by Advisor for information of like sensitivity and kind in his other business dealings, and in any event, at least as high as that degree used by the Company for such Confidential Information. Advisor shall not disclose any Confidential Information to any third parties without the Company's prior consent.

9.            General Terms. Neither Party shall transfer or assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party. This Agreement shall be construed in accordance with the laws of the State of Delaware applicable to contracts entered into and wholly to be performed therein, without regard to that body of law pertaining to conflicts of laws. Any controversies between the Parties arising hereunder shall be adjudicated before a court of competent jurisdiction located in New York, New York. This Agreement may be amended by the Parties solely by an instrument in writing signed on behalf of each Party. Unenforceable provisions hereof, if any, as applied to particular circumstances shall be reformed to the extent strictly necessary to render such provisions enforceable when applied to such particular circumstances. This Agreement and the Restricted Stock Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof This Agreement may be executed in any number of counterparts and delivered by facsimile, each of which shall be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties, personally or by their duly authorized representatives(s), have caused this Advisor Agreement to be executed as of the date first written above.

THE COMPANY:	MOJO ORGANICS, INC.

	By:	/s/ Glenn Simpson
Glenn Simpson, Chief Executive Officer

ADVISOR:	OMNIVIEW CAPITAL ADVISORS

	Signature:	/s/ Abraxas Discala
Abraxas Discala, Chief Executive Officer

Exhibit A

Description of Services

Services to be rendered: Provide strategic business advisory services and assist the company in networking and capital formation.